Exhibit 1.2

CHINA UNICOM LIMITED (Stock code: 762)

(Incorporated in Hong Kong under Companies Ordinance with limited liability)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of December 2005.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of December 2005.

Operational Statistics for the month of December 2005 and the comparative figures for the previous month are as follows:-

		December 2005	November 2005

1.	CELLULAR BUSINESS:
	Aggregated Number of GSM Cellular Service Subscribers	95.072 million	94.123 million
	- Post-paid Subscribers	48.166 million	47.609 million
	- Pre-paid Subscribers	46.906 million	46.514 million
	Aggregated Net Addition in 2005 of GSM Cellular Service Subscribers	10.805 million	9.856 million
	- Post-paid Subscribers	5.323 million	4.765 million
	- Pre-paid Subscribers	5.482 million	5.091 million
	Aggregated Number of CDMA Cellular Service Subscribers	32.722 million	32.417 million
	- Post-paid Subscribers	30.010 million	29.771 million
	- Pre-paid Subscribers	2.712 million	2.646 million
	Aggregated Net Addition in 2005 of CDMA Cellular Service Subscribers	4.908 million	4.603 million
	- Post-paid Subscribers	4.186 million	3.947 million
	- Pre-paid Subscribers	0.722 million	0.656 million

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
	Aggregated Usage Volume in 2005 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	10.4772 billion	9.7034 billion
	- Domestic Long Distance	10.3294 billion	9.5669 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.1478 billion	0.1365 billion
	Aggregated Usage Volume in 2005 of Outgoing Calls of IP Telephone (minutes)	14.7311 billion	13.5409 billion
	- Domestic Long Distance	14.5963 billion	13.4159 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.1348 billion	0.1250 billion

3.	INTERNET SERVICES:
	Aggregated Number of Internet Subscribers	7.185 million	7.292 million

Notes:

1.                  All the Aggregated Numbers recorded for the months of November 2005 and December 2005 are aggregated data reported at 24:00 on 30 November 2005 and 31 December 2005 respectively.

2.                  The accounting period of all Aggregated Net Additions in 2005 and all Aggregated Usage Volumes in 2005 for the month of December 2005 is the period commencing from 0:00 on 1 January 2005 to 24:00 on 31 December 2005 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of November and December 2005 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Qiuhong, Lo Wing Yan, William and Ye Fengping

Non-executive Director:	Liu Yunjie

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus and Wong Wai Ming

By Order of the Board
CHINA UNICOM LIMITED
LI QIUHONG
Executive Director

Hong Kong, 19 January 2006

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